                                                              File No. 811-04981

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant    [x]

Filed by a Party other than the Registrant    [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e) (2))

                      Morgan Grenfell SMALLCap Fund, Inc.

                (Name of Registrant as Specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

                      Morgan Grenfell SMALLCap Fund, Inc.

Dear Fellow SMALLCap Fund Shareholder:                           March 31, 2000

     By now you should have received the SMALLCap Fund's proxy materials for the upcoming Annual Meeting of Stockholders scheduled to be held on April 18, 2000. You may also have received proxy materials from Ralph W. Bradshaw seeking his election to the Fund's Board of Directors. If you have not already done so, we are writing to urge you to vote the white proxy card for Ms. Audrey Jones for election to the Board of Directors. We strongly believe that Ms. Jones is the superior candidate for election to the Board and we would like to take this opportunity to highlight Ms. Jones experience and her record as both the Fund's portfolio manager and, more recently, as a director of the Fund. We will also point out why we believe the election of Mr. Bradshaw would not be in your best interests. Finally, we will address the inaccurate assertions in Mr. Bradshaw's proxy statement by presenting the truth about your Board's actions. We hope that you will consider this information when voting. Unless you have already done so. your Board unanimously urges you to vote the WHITE proxy card FOR the election of Audrey Jones to the Board of Directors.

o  Ms. Jones' excellent performance.  Ms. Jones and her team have created
   --------------------------------
   significant value for our shareholders.

   (arrow) The Fund has increased in value by 376.8% since inception through December 31, 1999 based on an increase in net asset value, considerably outperforming both the S&P 600 Small Cap Index, the Fund's benchmark index, and the Russell 2000 Index, which have increased 245.8% and 277.4%, respectively, over the same time period.

   (arrow) The Fund realized a total return of 74.81% for the year ended February 29, 2000, significantly outperforming the S&P 600 Small Cap Index which returned 37.35% and the Russell 2000 Index which returned 49.12% over that same period.

   (arrow) Resulting from the Fund's strong performance during 1999, the Board will be declaring a dividend of $1.66 per share, or approximately 10% of the Fund as of December 31, 1999.

o  Mr. Bradshaw lacks experience and is not working for your benefit.
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   Mr. Bradshaw does not appear to have any experience in the small cap segment of the U.S. equities market. He also does not appear to have had any success at narrowing the discount on a sustained basis - three of the four funds for which he serves as a director had larger discounts than your Fund as shown in the table below. Most importantly, we believe that Mr. Bradshaw is seeking election to the Board to serve the interests of his employer, Deep Discount Advisors, Inc., which owns approximately 16% of the Fund, and not the interests of our long-term shareholders.

                                        Net Asset Value*       Market Price*           Discount*        52 week Market Return*
------------------------------------------------------------------------------------------------------------------------------
Austria Fund                                  20.48                14.875                27.30%                 56.30%
Central European Value Fund                   16.37                  12.5                23.60%                 35.10%
Clemente Strategic Value Fund                 16.18               14.1875                12.30%                 39.20%
Portugal Fund                                 16.67               13.9375                16.40%                 19.70%
  AVERAGE                                     17.43                13.875                19.90%                 37.58%
Morgan Grenfell SMALLCap Fund                 19.47                16.625                14.60%                 92.80%

*  As of March 24, 2000 and reported in Barron's dated March 27, 2000.

o Inaccuracies in the Bradshaw proxy statement and the truth about your Board's actions. Contrary to the erroneous assertions in the Bradshaw proxy statement, your Board has and will continue to carefully evaluate all possible options to attempt to narrow the discount. On the basis of extensive study, your Board has concluded that there is no evidence that any strategy which preserves the Fund's closed-end structure produces a measurable long-term effect on the discount. Your Board feels strongly that the Fund's close-end structure has contributed to the Fund's superior performance since inception, while at the same time has helped to minimize costs in the form of lower total expenses.

     We have outlined on the first page several significant reasons why we strongly believe Ms. Jones is the most qualified candidate for election to the Board. As shareholders, we ask you to also consider the following additional reasons in support of the conclusion that Ms. Jones is the most qualified candidate.

Ms. Jones contribution to the Board
-----------------------------------

     o She has been involved with the Fund since its inception in 1987, serving as portfolio manager for the entire life of the Fund.

     o She brings a significant amount of financial services industry experience to the Board, having served as a portfolio manager for 18 years and, prior to that, an equity analyst for 8 years.

        (arrow) From her long tenure in the industry, she is very well connected with, and respected by, members of the brokerage community who are in a position to recommend the Fund to their customers.

        (arrow) Morgan Stanley and Salomon Smith Barney have recently issued
                "buy" recommendations for Fund shares based on their expectation of the Fund's future performance. This may have a positive effect on narrowing the discount from net asset value at which Fund shares have traded by increasing the demand for Fund shares.

     o Her unique perspective as the Fund's portfolio manager and her valuable industry experience complement and enhance the skills that have resulted in a board that has and will continue to serve the best interests of all our shareholders.

     o She is not only a portfolio manager and a director, but is also a fellow shareholder, owning 9,760 shares of the Fund as of February 14, 2000.

Selection of Ms. Jones by the Independent Directors
---------------------------------------------------

     The Fund's Nominating Committee consists of the three directors who have no affiliation with the Fund's Adviser. Each of these directors has substantial business and financial experience and, along with Ms. Jones, collectively owns over 40,000 shares of the Fund. The interests of these directors are clearly aligned with the interests of our fellow shareholders. The Nominating Committee unanimously decided that it would be in the best interests of the Fund and our shareholders to nominate Ms. Jones to stand for re-election to the Board for all of the reasons outlined above. The Nominating Committee, which reconvened to consider the merits of Mr. Bradshaw's candidacy, unanimously re-affirmed their support for Ms. Jones as the person who is unquestionably the most qualified to serve as a member of the Board of Directors for your Fund to continue to enhance the value of your investment.

Mr. Bradshaw lacks experience and is not working for your benefit
-----------------------------------------------------------------

     We also question the experience and insight that Mr. Bradshaw will bring to this Board. Unlike Ms. Jones, Mr. Bradshaw does not appear to have any experience in the small cap segment of the U.S. equities market. Mr. Bradshaw also suggests in his proxy statement that he would bring fresh insights and initiative to the Board to help to narrow the discount at which Fund shares have traded. The evidence strongly suggests otherwise! Of the four funds for which Mr. Bradshaw serves as a director, only one had a discount as of March 24, 2000 which was smaller than your Fund's, and then only by 2.3%. The average discount of those four funds as of March 24, 2000 was 19.90%, which was considerably higher than the Fund's discount on that same date.

     In addition to lacking the experience to serve our shareholders as a director, we do not believe that Mr. Bradshaw would work to serve the best interests of our long-term shareholders. We believe that Mr. Bradshaw is seeking election to the Board to serve the interests of his employer, Deep Discount Advisors, Inc., which owns approximately 16% of the Fund and which acquired the majority of that interest within the last year. Deep Discount is in the business of profiting by buying shares of closed-end funds at a discount and then selling those shares as soon as the discount narrows. Deep Discount is only concerned with the Board taking action which can have a short-term impact on a fund's discount, irrespective of the effect that such action can have on the Fund, its performance or its other shareholders.

     Mr. Bradshaw states in his proxy statement that neither Deep Discount nor Ron Olin Investment Management is sponsoring his candidacy and that each entity
remains a passive investor in the Fund.   We do not believe this to be true.  We
          ----------------
believe that Mr. Bradshaw is working in concert with Deep Discount and Olin Management for their benefit!

     The truth is that as recently as December 1999 Mr. Bradshaw has served as a Vice President and the Corporate Secretary of Deep Discount. Mr. Bradshaw is also typically one of a slate of directors nominated by Deep Discount when waging proxy contests against Deep Discount's closed-end fund targets. Mr. Bradshaw was nominated by Deep Discount in several proxy contests in 1999, the most recent being only 4 months ago. We strongly believe that Mr. Bradshaw and Deep Discount's goal in distancing themselves from one another in our case is to preserve Deep Discount's and Olin Management's ability to sell the shares of the Fund that they hold at any time, particularly if Deep Discount believes that Mr. Bradshaw can engineer a short-term reduction in the Fund's discount. Under the federal securities laws, if Deep Discount is not considered a "passive
                                                               -------
investor", Deep Discount would not be able to buy and sell any shares of the
---------
Fund within any six month period without disgorging any profits on the sale to the Fund. This law is designed to prevent an entity like Deep Discount, which owns over 10% of the Fund, from being able to manipulate the Fund and its stock price so that it can realize short-term profits at the expense of all of the other shareholders of the Fund. By recharacterizing Mr. Bradshaw as a "consultant" rather than as an executive officer and having Mr. Bradshaw seek a nomination to the Board in his individual capacity, we believe Deep Discount is trying to set the stage for a sale of some or all of its shares of the Fund without having to wait the six months provided for under the federal securities laws. We know, and you should as well, that Deep Discount is behind Mr. Bradshaw's candidacy and, most importantly, that Mr. Bradshaw would continue to serve the interests of his primary employers, Deep Discount and Olin Management, not your interests!

The Bradshaw inaccuracies and the truth about the Board's actions
-----------------------------------------------------------------

       Mr. Bradshaw asserts in his proxy statement that the Board has been lax in its treatment of the discount, has failed to explore measures designed to boost the value of your investment and has refrained from soliciting our shareholders' opinions on this issue. This could not be further from the truth!
                                       -----------------------------------------

     Your Board always has and will continue to actively and seriously consider the size of the discount. We, the members of the Board, have carefully evaluated all possible options to attempt to narrow the discount, including open-market share repurchase programs, managed distribution plans, tender offers as well as open-ending the Fund. In evaluating each option, we have carefully considered whether implementation of the option would be in the best interests of the Fund's long-term stockholders and whether there is sufficient evidence to suggest that implementation of the option could have a measurable effect on the discount. We have also considered the experiences of other funds and the
actions they have taken to reduce the discount.   We have concluded, on the
basis of extensive study, that no evidence exists that any strategy which preserves the Fund's closed-end structure produces a long-term narrowing of the discount.

     We believe that the Fund's closed-end structure has been a key component to the Fund's success. We feel that the closed-end fund structure has contributed to the Fund's superior performance since its inception and has helped to minimize costs to stockholders in the form of lower total expenses. We strongly believe that the benefits to our long-term shareholders of continuing to operate the Fund as a closed-end fund outweigh any potential one-time benefit of converting to an open-end fund. In addition, the Board presented a proposal in the Fund's 1994 proxy statement asking shareholders to vote on open-ending the Fund. That proposal was defeated by shareholders by a wide margin, because we believe our shareholders understand and appreciate the positive effect that the closed-end structure can have on maximizing long-term performance as well as on minimizing expenses and minimizing adverse tax effects for Fund shareholders.

     To assist us in reaching our Shareholders, Georgeson Shareholder Communications has agreed to provide proxy solicitation services to the Fund at a cost of approximately $35,000 plus out of pocket expenses.

Conclusion
----------

     Your Board strongly believes that it is in the best long-term interest of fund shareholders to continue to seek capital appreciation and dividends by investing in a carefully selected portfolio of U.S. small cap equity securities within the closed-end fund structure. Your Board also believes that Audrey Jones has been a critical component of the Fund's success to date and that her continued service on the Board of Directors will continue to help create value for our shareholders.

     Unless you have already done so, please sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid return envelope. We thank you for your support. Should you have any questions or need any assistance, please call the Fund's proxy solicitor, Georgeson Shareholder Communications, at 1-800-223-2064.

     Thank you for your time and your consideration.

                           Sincerely yours,

                           /s/ Joseph J. Incandela
                           -----------------------
                           Joseph J. Incandela
                           Chairman of the Morgan Grenfell SMALLCap Fund, Inc.

                      MORGAN GRENFELL SMALLCAP FUND, INC.
                         885 Third Avenue - 32nd Floor
                           New York, New York 10022

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 18, 2000

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Morgan Grenfell SMALLCap Fund, Inc., a Maryland corporation (the "Company"), hereby appoints Fran Pollack-Matz and Edward J. Veilleux, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at 885 Third Avenue, 32nd Floor, New York, New York, 10022 on Friday, April 18, 2000, at 9:30 a.m. (Eastern time), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" the nominee for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued, and to be dated and signed on the reverse side hereof.)

1. [ ] To elect Audrey M.T. Jones as a director of the Company to serve until the Fund's Annual Meeting in 2003 and until her successor is duly elected and qualifies.

   [ ] Withhold authority for the nominee named above.

2. Ratification of the appointment of KPMG LLP as Independent Certified Public Accountants for the fiscal year ending December 31, 2000.

   [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

[ ] CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON


                        Please sign exactly as your name or names appear in the box on the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        Dated:____________________________________________, 2000

                        ________________________________________________________

                        ________________________________________________________
                                       (Signature(s) of Shareholder(s))